Exhibit 2.1

ASSET PURCHASE AGREEMENT

TRI-STATE PAVING & SEALCOATING, LLC

A WEST VIRGINIA LIMITED LIABILITY COMPANY, SELLER

TO

TRI-STATE PAVING ACQUISITION COMPANY

A WEST VIRGINIA CORPORATION, BUYER

AND

ENERGY SERVICES OF AMERICA CORPORATION

A DELAWARE CORPORATION, PARENT

April 6, 2022

i

20.	Nonwaiver	34

21.	Entire Agreement	34

22.	Descriptive Headings	34

23.	Notices	34

24.	Counterparts	35

25.	Binding Nature; Assignments	35

26.	Governing Law and Venue	36

27.	Legal Fees and Expenses; Other Expenses	36

28.	Invalid Provisions	36

29.	Attorney’s Fees	36

30.	Dispute Resolution and Venue	36

31.	Lease with Purchase Option	37

32.	Sample Parent Stock Certificates	38

	Signatures	38

SCHEDULES

1(a)	Assets – Machinery and Equipment

1(b)	Assets – Customer and Vendor List

1(c)	Assets – Accounts Receivable

1(d)	Assets – Intellectual Property

1(e)	Assets – Inventory

1(f)(i)	Assets – Assignable Contracts

1(f)(ii)	Assets – Assignable Subcontracts

1(f)(iii)	Assets – Assignable Purchase Orders

1(f)(iv)	Assets – Other Contracts

1(m)	Assets – Total Current Assets

2	Excluded Assets

3(B)(2)	Security Agreement

3(B)(3)	Draft Investment Letter

3(c)	Allocation of Purchase Price

5(f)	Seller Litigation

5(h)	Total Assumed Liabilities

6(c)(3)	Parent Plans

7(d)	Buyer/Parent Litigation

31	August 22, 2017 Lease

EXHIBITS

A	Bill of Sale and Assignment
B	Promissory Note
C	Employment Agreement
D	Non-Competition Agreements
E	Assignment of Tennessee Lease
F	Assignment of WVAW Contract
G	Seller’s Resolution
H	Buyer Resolution and Secretary Certificate
I	Parent Resolution and Secretary Certificate
J	Lock-Up Agreement
K	Administrative Services
L	Lease with Purchase Option
M	Sample Stock Certificates

ASSET PURCHASE AGREEMENT

THIS AGREEMENT is made and entered into as of the 6th day of April 6, 2022, by and between TRI-STATE PAVING & SEALCOATING, LLC, a West Virginia limited liability company, hereinafter called the "Company" and TRI-STATE PAVING ACQUISITION COMPANY, a West Virginia corporation, hereinafter called the "Buyer" and ENERGY SERVICES OF AMERICA CORPORATION, hereinafter called “Parent.”

WHEREAS, Company is engaged in the business of providing Paving, Repair, Seal Coating and Maintenance Services (the “Business);

WHEREAS, Buyer is a newly formed and a wholly owned subsidiary of Parent; and

WHEREAS, Company, Buyer and Parent have reached an understanding with respect to the sale of certain of the assets and Business of Company and the purchase by the Buyer of such assets and Business; and

WHEREAS, Parent is providing the capital to Buyer for the cash and stock portion of the Purchase Price (as more fully defined in Paragraph 3).

NOW, THEREFORE, in consideration of the premises, which are not mere recitals but are an integral part hereof, and in further consideration of the mutual covenants and promises herein contained, and for other good and valuable consideration, the receipt and sufficiency of all of which are hereby acknowledged, the Parties hereto agree as follows:

a)          Sale of Assets. The Company agrees that, at the Closing, the Company shall sell, transfer, and deliver to the Buyer for the consideration hereinafter provided, certain of the assets of the Company (hereinafter the “Purchased Assets”), consisting of:

(a)	All the Company’s machinery and equipment including but not limited to that machinery and equipment listed on Schedule 1(a) attached hereto and incorporated herein by reference;

(b)	lists of customers, distributors and vendors including, without limitation, those listed on Schedule 1(b) to the Agreement under the heading “Customer List” and “Vendor List” and copies of all files and documents relating to the customers, distributors and vendors identified on such lists (collectively, the “Customer and Vendor List”);

(c)	the Company’s Accounts Receivable;

(d)	excepting only the items listed in Schedule 2, all of the Company's intellectual property, copyrights, patents, trademarks, trade secrets, tradenames, Company's rights in the name "Tri-State Paving & Sealcoating" and all variants and derivations thereof, including any "dba" names; all of Company's rights in all telephone and fax numbers currently used by Company; all of Company's rights in all domain names and other rights with respect to any World Wide Web site or sites maintained by or registered in the name of or owned by Company, and/or Company's rights in the content, information and databases contained thereon; and all other intellectual property of Company and all associated goodwill, including without limitation, all of the foregoing listed on Schedule 1(d) attached hereto and incorporated herein by reference (collectively, the "Intellectual Property"); and

(e)	all inventory, including finished products, work in progress and raw materials to be used in production of finished goods ("Inventory");

(f)	all assignable contracts (including these listed on Schedule 1(f)(i)), subcontracts (including those listed on Schedule 1(f)(ii)), purchase orders, leases, rental agreements, and vendor agreements (including those listed on Schedule 1(f)(iii)) and other arrangements, commitments and agreements, including all costumer agreements, installations, and maintenance agreements, computer software licenses, hardware leases or rental agreements, and all other arrangements and understandings including those listed on Schedule 1(f)(iv) and all of Company’s rights and interests thereunder (collectively, the “Contracts”).

(g)	all books of account, ledgers, invoices, forms, records, documents, files, vendor or supplier lists, business records (excluding corporate minute books and stock ownership records), plans and other data which are reasonably necessary for ownership, use, maintenance or enjoyment of the Purchased Assets or the operation of the Business including, without limitation, all blueprints and specifications, all personnel, payroll, payroll tax and labor relations records, all environmental control records, environmental impact records, statements, studies and related documents, handbooks, technical manuals and data, engineering specifications and work papers, all pricing and cost information, all sales records, reports, files and records, asset history records and files, all data entry and accounting systems, all maintenance and repair records, all correspondence, notices, citations, and all other documents in Company’s possession in connection with any governmental authority (including, without limitation, federal, state, county or regional environmental protection, air or water quality control and occupational health and safety) (hereinafter the “Authorities”), and all plans and designs of equipment as are reasonably necessary to the ownership, use, maintenance or enjoyment of the Purchased Assets or the operation of the Business (collectively, the “Records”); provided, however, that (i) the Records shall not include any item relating primarily to any Excluded Assets (as hereinafter defined in Paragraph 2), (ii) in the event Company is required to produce an original document by judicial, arbitration or regulatory proceeding, Buyer shall deliver such original document to Company (such document to be returned to Buyer as soon thereafter as permitted by such judicial, arbitration or regulatory proceeding), (iii) during the five (5) year period following Closing, Company shall have a continuing right during normal business hours and upon five (5) days advance written notice to Buyer to review and copy Records of which Company has no copy, (iv) prior to the destruction of any Records, Buyer shall use good faith efforts to so notify Company and Company shall have the right to elect to take possession thereof, and (v) Company may retain copies of such Records as are reasonably necessary to enable Company to fulfill its regulatory or statutory obligations after the Closing Date;

(h)	all sales and marketing plans, projections, studies, reports and other documents and data (including, without limitation, creative materials, advertising and other promotional matters and current and past lists of customers), and all training materials and marketing brochures;

(i)	goodwill related to the Business;

(j)	all rights and remedies on and after the Closing Date, under warranty or otherwise, against a manufacturer, vendor or other person for any defects in any Purchased Asset;

(k)	all other personal property, assets and rights of every kind, character or description which are owned by or used by Company, and which are not Excluded Assets.

(l)	all causes of action, choses in action and rights of recovery with respect to any of the foregoing.

(m)	Company shall further cause its sole members Un Kyung Corns and David Corns (hereinafter the “Members”), if necessary, to contribute cash to Company such that at a date immediately before Closing the Total Current Assets of Company is equal to the Total Assumed Liabilities of Company (Total Assumed Liabilities). The Total Assumed Liabilities of Company being assumed by Buyer are those debts, and only those debts, set forth on Schedule 5(h). Total Current Assets are only those categories of assets set forth on Schedule 1(m) and are as of the date of execution of this Agreement as set forth in Schedule 1(m). If immediately before Closing Total Current Assets exceed Total Assumed Liabilities cash in the amount of the excess shall be retained by Company.

At the Closing the Company shall transfer and assign the Purchased Assets pursuant to a Bill of Sale and Assignment in the form of Exhibit A attached hereto and made a part hereof. Such transfer shall be made free and clear of all liabilities, mortgages, liens, obligations, security interests, and encumbrances except such that are expressly assumed in writing by Buyer.

It is specifically understood that any Assets of Company which are solely related to MoZack Ready Mix are not being sold and transferred to Buyer (“MoZack Ready Mix Assets”) shall be Excluded Assets.

2.             Excluded Assets. Excluded Assets shall be all of the assets of Company identified on Schedule 2 to this Agreement under the heading “Excluded Assets.”

c)             Purchase Price. Subject to the terms of this Agreement, the Buyer shall purchase the Purchased Assets and, in full consideration therefor, shall pay the Company, subject to the adjustments provided for herein, the principal sum equal to Nine Million Five Hundred Thousand Dollars ($9,500,000) (the “Purchase Price”).

A.            Adjustments to Purchase Price. The Parties shall deposit One Hundred Fifty Thousand Dollars ($150,000.00) of the Purchase Price into a joint checking account (“Joint Checking Account”). The account will require the signatures of David E. Corns and Charles Crimmel. It will be used to pay any post-closing obligations of Company not specifically assumed by Buyer. If the Parties cannot agree, any issues will be resolved pursuant to Section 30 - Dispute Resolution. The balance of the Joint Checking Account shall be paid over to Company one hundred twenty (120) days after Closing, less any amounts then in dispute.

B.            Payment of Purchase Price. The Purchase Price shall be paid as follows:

(1)            The amount of Seven Million Five Hundred Thousand Dollars ($7,500,000) to be paid by Buyer in certified funds at Closing; and

(2)            A promissory note in the principal amount of One Million Dollars ($1,000,000) substantially in the form of Exhibit B (the “Promissory Note). The term of the Promissory Note shall be for four (4) years. On or before the end of each twelve (12) full calendar month period beginning on date of the Promissory Note, Buyer shall pay to Company each year the principal sum of $250,000, a (“Principal Curtailment Payment”). Each Principal Curtailment Payment shall be $250,000. Interest payments due shall be calculated on the principal balance remaining and shall be at the rate of 3.5%. Prepayments, including full pay-off, can be made at any time and shall reduce the Principal Curtailment Payment for the year of payment and to the extent that the prepayment exceeds the yearly required Principal Curtailment Payment, it shall reduce future Principal Curtailment Payments. In the event of a missed payment, Buyer shall have ten (10) days after written notice of said missed payment to cure it before default may be declared all as outlined in the Promissory Note. Default interest shall be eighteen percent (18%) per annum. The Promissory Note shall include a provision for attorney fees and costs, payable by Buyer, in the event of default.

The Promissory Note shall be secured by a UCC-1 blanket security interest or lien on a Certificate of Title, as the case may be, on the property transferred to Buyer. Company for itself and each and every one of its assignees acknowledges and agrees that the collateral for the Promissory Note will only be a subordinate lien position to debt incurred by Buyer and Parent as of or prior to the date of Closing and that Company, Buyer and Parent, and each of their assignees, will execute any and all agreements and acknowledgments requested by Buyer, whether before or at any time after Closing, evidencing the subordinate lien position of Company to any such collateral, including, but not limited to, a Security Agreement in the form attached as Schedule (B)(2).

(3)            Common Stock of Parent with a Market Value of One Million Dollars ($1,000,000) calculated as set forth below will be issued to the Members at Closing in the following proportions – Un Kyung Corns 52% and David E. Corns 48% (“Parent Common Stock”).

All shares of Parent Common Stock shall be fully paid. The market value shall be determined by averaging the daily closing prices of Parent Common Stock as reported on Nasdaq Capital Market during the ten (10) consecutive days on which shares of Parent Common Stock are traded on the Nasdaq Capital Market immediately prior to the Valuation Date (“Market Value”). The Valuation Date shall be the business day two business days immediately prior to the Closing Date.

Company and Members acknowledge and agree, and Members will acknowledge and agree in Investment Letters to be executed by them, that the Parent Company Stock at this time will not be registered under the Securities Act of 1933 (the “Securities Act”) or any state securities laws, and must be held at least six (6) months after issuance unless such Parent Common Stock is subsequently registered under the Securities Act or under state securities acts, or unless an exemption from registration is available. In addition to the requirements of the previous provisions, Parties will enter into a Lock-Up Agreement in a form attached as Exhibit J.

Company and Members further acknowledge and agree, except as otherwise provided herein, and Members will further acknowledge and agree in their Investment Letter, that Parent is under no obligation, and shall assume no obligation, to cause such shares of Parent Common Stock to be registered, and that each certificate representing shares of Parent Common Stock issued to Members shall be stamped or otherwise imprinted with, or contain a legend in substantially the following form:

“The securities represented by this instrument have not been registered under the Federal Securities Act of 1933, or any state securities statute and may not be sold, assigned, or transferred unless (i) registered for resale or (ii) the issuer hereof has received the written opinion of counsel for said issuer that after investigation of relevant facts, such counsel is of the opinion that such sale, assignment or transfer does not involve a transaction requiring a registration of such securities under the Federal Securities Act of 1933. ” The restrictions of this paragraph shall become null and void and this paragraph shall have no effect on and after October 27, 2022.

Parent agrees that 180 days after execution of the Investment Letter that Members may request and Parent shall forthwith without delay or condition cause the legend set forth in the preceding paragraph to be removed from any stock certificates of Members.

Members shall further acknowledge in their Investment Letters that Parent’s issuance of such Parent Common Stock is made in reliance upon an exemption from registration under the Securities Act, which exemption is in part premised upon and relied upon as a result of the representations made by Members in their Investment Letters, and Members shall review and truthfully and accurately complete and execute same and deliver same to Parent.

If at any time prior to the expiration of the six-month lock-out period set forth in the Lock-Up Agreement attached hereto as Exhibit J, the Parent shall determine to file with the SEC a Registration Statement relating to an offering for its own account or the account of others under the Securities Act of any of its equity securities (other than on Form S-4 or Form S-8 or their then equivalents relating to equity securities to be issued solely in connection with any acquisition of any entity or business or equity securities issuable in connection with stock option or other bona fide, employee benefit plans), the Parent shall send to each Member written notice of such determination and, if within fifteen (15) days after the effective date of such notice, such Member shall so request in writing, the Parent shall include in such Registration Statement all of any part of the Parent Common Stock (the “Registrable Securities”) such Member requests to be registered, except that if, in connection with any underwritten public offering for the account of the Parent the managing underwriter(s) thereof shall impose a limitation on the number of shares of Common Stock which may be included in the Registration Statement because, in such underwriter(s)’ judgment, marketing or other factors dictate such limitation is necessary to facilitate public distribution, then the Parent shall be obligated to include in such Registration Statement only such limited portion of the Registrable Securities with respect to which such Member has requested inclusion hereunder as the underwriter shall permit. Any exclusion of Registrable Securities shall be made pro rata among the Members seeking to include Registrable Securities in proportion to the number of Registrable Securities sought to be included by such Members; provided, however, that the Parent shall not exclude any Registrable Securities unless the Parent has first excluded all outstanding securities, the holders of which are not entitled to inclusion of such securities in such Registration Statement or are not entitled to pro rata inclusion with the Registrable Securities; and provided, further, however, that, after giving effect to the immediately preceding proviso, any exclusion of Registrable Securities shall be made pro rata with holders of other securities having the right to include such securities in the Registration Statement other than holders of securities entitled to inclusion of their securities in such Registration Statement by reason of demand registration rights, if any. If an offering in connection with which a Member is entitled to registration under this Section is an underwritten offering, then each Member whose Registrable Securities are included in such Registration Statement shall, unless otherwise agreed by the Parent, offer and sell such Registrable Securities in an underwritten offering using the same underwriter or underwriters and on the same terms and conditions as other shares of Common Stock included in such underwritten offering.

C.             Allocation. The Purchase Price shall be allocated among the Purchased Assets hereby sold and purchased for all purposes, including all tax, tax reporting and accounting purposes, as set forth on Schedule 3(c). The allocation of the Purchase Price to the Purchased Assets hereby sold and purchased shall be binding on Buyer and Company for all tax purposes. Buyer and Company will execute Internal Revenue Service Form 8594 at the Closing and shall attach same to their tax return covering the year in which the Closing occurs.

D.            As additional consideration, if the share price of the Parent Common Stock is below a closing asking price of One Dollar and Fifty Cents ($1.50) per share on the date one hundred eighty days, inclusive after issuance (“180 Day Price”), Buyer and Parent shall pay to Company, as additional consideration, the difference between the 180 Day Price and the Market Price x the number of Parent Common Shares to be issued to Members. Payment to be made within thirty (30) days after Seller makes written demand.

d)            Closing Date and Place. The Closing under this Agreement (the "Closing") shall take place on or before April 30, 2022 (the "Closing Date") and at such place as to which the Parties may agree.

e)            Representations and Warranties of Company. The Company represents and warrants to Buyer and Parent as a material inducement to Buyer and Parent to enter into and perform its obligations under this Agreement, as follows:

(a)           Organization and Standing of Company.      The Company is a limited liability company duly organized, validly existing, under the laws of the State of West Virginia and is duly qualified as a foreign corporation under the laws of Kentucky, Tennessee and Georgia. The Company has all requisite power and authority to own and operate its properties and to conduct its business in the manner and in the places where it is now conducted.

(b)            Company's Authority. The execution and delivery of this Agreement and other documents herein contemplated to the Buyer and the sale contemplated hereby will have been duly authorized by the Company's Members (Un Kyung Corns – 52% and David E. Corns – 48%). No other corporate action on the part of the Company will be necessary to authorize execution and delivery of same and of the sale. The execution and delivery of this Agreement by the Company and the sale contemplated hereby do not violate, in any material respect, any federal, state or local laws or regulations. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby will not violate, in any material respect, any provision of, or result in the breach of or accelerate or permit the acceleration of the performance required by the terms of, any applicable law, rule or regulation of any governmental body having jurisdiction, the Articles of Organization of the Company, or any material agreement to which the Company is a party or by which it may be bound (except for loan agreements and other obligations for which consent is required, as listed on Schedule 4(b)), or of any order, judgment or decree applicable to it, or result in the creation of any claim, lien, charge or encumbrance upon any of the property or assets of the Company or terminate or result in the termination of any such agreement.

(c)            Title of Property. The Company has, or will have at Closing, good and marketable title to all the properties and Purchased Assets to be sold hereunder, including without limitation, those reflected on Schedules 1(a)-(m) attached hereto, free and clear of any mortgages, security interests, liens, charges or encumbrances, except as otherwise specifically disclosed.

(d)            Intellectual Property. Company has adequate rights in the Intellectual Property, if any, necessary to conduct the Company's business operation as it is presently operated, and Buyer will be able to continue same after the assignment of such Intellectual Property, if any. To its knowledge, the Company is not infringing upon or otherwise acting adversely to any intellectual property owned by any other person or persons, and there is no written claim or action by any such person pending, or to the knowledge of Company threatened, with respect to the Company's ownership, use or claim to any of the Intellectual Property.

(e)            Compliance with Laws. To the knowledge of Company, the Company has complied in all material respects with applicable laws, rules, regulations, ordinances, and franchises with respect to its operations, and neither the ownership nor use of the Company's Purchased Assets nor the conduct of its business conflicts with the rights of any other person, firm or corporation.

(f)            No Litigation. Except as set forth on Schedule 5(f), there is no claim, legal action, suit, arbitration, governmental investigation or other legal, administrative or tax proceeding for which Company has received written notice, nor any order, decree or judgment, in progress, pending, or, to the best knowledge of Company, threatened against or relating to the Company which involves or affects the Purchased Assets or Business or the transactions contemplated by this Agreement, in any material respect.

(g)            Employees. Company will retain all liability, if any, for any benefits of its employees attributable to their employment by Company and any termination of such employment by Company, including specifically severance, hospitalization, or retirement benefits, if any, and liability for any other claim by an employee or former employee of Company attributable to their employment or termination of employment by Company.

(h)            List of Secured Creditors, Taxes, and Obligations. The Company shall deliver to Buyer and Parent a true and complete list of the Company's obligations, including but not limited to obligations owed to secured creditors, taxing authorities, and other creditors, whether secured or unsecured, as of two days prior to Closing, together with copies of all documents evidencing or relating to such obligations. Buyer, Company and Parent acknowledge and agree that Buyer shall only be responsible for those obligations identified in Schedule 5(h) (the “Total Assumed Liabilities”). Company shall have paid or arranged for the satisfaction of the balance owed to its creditors on or before the Closing Date, other than those liabilities identified as “Total Assumed Liabilities” and to the extent the Total Assumed Liabilities exceed the cash being transferred to Buyer, the Company shall cause the Members to contribute cash to Company in an amount such that the cash transferred is equal to the Total Assumed Liabilities.

(i)            Inventory. All items included in Inventory consist of a quality and quantity usable and, with respect to finished goods, saleable, in the ordinary course of business of Company.

(j)            Environmental. (1) There are no Hazardous Substances (defined below) or underground storage tanks in, on, or under any real property leased by Company, except those that are both (i) in compliance with Environmental Laws (defined below) and with permits issued pursuant thereto, and (ii) fully disclosed to Buyer in writing; (2) There are no past, present or threatened releases of Hazardous Substances in, on, under or from any real property leased by Company which has not been fully remediated in accordance with Environmental Law; (3) there is no threat of any release of Hazardous Substances migrating to any real property leased by Company; (4) there is no past or present non-compliance with Environmental Laws in connection with any real property leased by Company which has not been fully remediated in accordance with Environmental Law; (5) Company does not know of, and has not received, any written or oral notice or other communication from any person (including but not limited to a governmental entity) relating to Hazardous Substances or remediation thereof, of possible liability pursuant to any Environmental Law, other environmental conditions in connection with any real property leased by Company, or any actual or potential administrative or judicial proceedings in connection with any of the foregoing; and (6) Company has truthfully and fully provided to Buyer, in writing, any and all information relating to conditions in, on, under or from any real property leased by Company that is known to Company.

“Environmental Laws” are any decision, order, injunction, decree, or rule of common law, and any judicial interpretation of any of the foregoing, which pertains to health, safety, any hazardous material, or the environment (including but not limited to ground or air or water pollution or contamination, and underground or above ground tanks) and shall include without limitation, the Solid Waste Disposal Act, 42 U.S.C. § 6901 et seq.; the Comprehensive Environmental Response, Compensation and Liability Act of 1980, 42 U.S.C. § 9601 et seq., as amended by the Superfund Amendments and Reauthorization Act of 1986; the Hazardous Materials Transportation Act, 49 U.S.C. § 1801 et seq.; the Federal Water Pollution Control Act, 33 U.S.C. §1251 et seq.; the Clean Air Act, 42 U.S.C. § 7401 et seq.; the Toxic Substances Control Act, 15 U.S.C. § 2601 et seq.; the Safe Drinking Water Act, 42 U.S.C. § 300f et seq.A

“Hazardous Substances” means any pollutant, contaminant, waster or chemical or any toxic, radioactive, ignitable, corrosive, reactive or otherwise hazardous substance, waste or material, or any substance, waste or material having any constituent elements displaying any of the foregoing characteristics, including petroleum, its derivatives, by-products and other hydrocarbons, and any substance, waste or material regulated under any Environmental Law.

f)            Covenants of the Parties.

The Company covenants and agrees with the Buyer and Parent that it will perform the following between the date of this Agreement and the Closing Date:

(a)           Conduct of Business Pending Closing.      The Company covenants that pending the Closing:

(i)            The Company shall maintain, keep and preserve the Purchased Assets and properties in good condition and repair, normal wear and tear excepted, and maintain insurance thereon in accordance with present practices.

(ii)            Except as otherwise stated elsewhere in this Agreement, the Company will not sell or dispose of any of its Purchased Assets subject to this Agreement except for sales of Inventory in the ordinary course of business, or permit the creation of any mortgage, pledge, lien or other encumbrances, security interest, or imperfection of title thereon or with respect thereto, without prior written consent of Buyer. Without limiting the foregoing, the Company shall not transfer any Purchased Assets to or incur any additional liability to any corporation, partnership, company, joint venture or any individual related to (whether by virtue of common ownership or agreement) or controlled by the Company or any of its Members, and any such transfer or incurrence of liability shall be deemed not to be in the ordinary course of Company's Business. Company’s utilization of its credit line in the ordinary course of its business is hereby specifically accepted.

(iii)           Except as otherwise requested by the Buyer or Parent and without making any commitment on its behalf, the Company will use its best efforts to preserve for the Buyer the goodwill of the suppliers, customers, and others having business relations with the Company.

(iv)           Except as otherwise specifically provided in this Agreement, possession and control of the Purchased Assets covered by this Agreement shall remain with Company until the Closing.

(v)            Attached as Exhibits G, H and I are executed resolutions and Secretary Certificates of the Company, Buyer and Parent.

(b)           Post-Closing Covenants.      The following covenants and obligations of the Parties shall apply immediately upon Closing:

(1)            For a period of three (3) years, David E. Corns will, for a salary of One Hundred Fifty Thousand Dollars ($150,000) per annum plus benefits, make himself available to Buyer on a full time basis to (i) serve as President of Buyer, or such other office as Buyer or Parent shall designate, (ii) consult with, (iii) provide technical support related to the Business, (iv) assist with transitional matters, (v) make himself available for maintaining customer relations and (vi) assist in contract renewal and renegotiations all as set forth in an Employment Agreement to be entered into between Buyer and David E. Corns. It being specifically agreed that the Employment Agreement shall contain a “Change of Control” provision such that if a third party acquires control over, or ownership of, more than 50% of the capital stock of Buyer or Parent, then David E. Corns shall have the option of terminating the Employment Agreement without further obligation or recourse and shall be entitled to receive upon consummation of any such transaction all remaining sums due on his Employment Agreement (i.e. 36 months, less months paid multiplied by monthly sum due on his Employment Agreement). A draft Employment Agreement is attached as Exhibit C.

(2)            Buyer shall keep Company’s office staffing unchanged for a period of twelve (12) full months after Closing unless the post-Closing gross revenues (as determined and calculated under generally accepted accounting principles) in any quarter of 2022 is not at least 80% of the gross revenues of Company for the same quarter of 2021.

(3)            After the Closing, Buyer shall offer all employees of Company employment with Buyer at the same hourly pay and shall offer such employees benefits similar to the benefits currently offered to Company’s employees. Buyer and Parent shall provide Company employees benefits currently offered to one of Parent’s subsidiaries, West Virginia Pipeline, Inc. (“Parent Plans”). A list of Parent Plans is attached as Schedule 6(c)(4). Buyer shall provide to Company copies of the Parent Plans within ten (10) days after execution of this Agreement. Each employee which becomes an employee of Buyer as of the Closing Date shall retain the seniority such employee had with Company.

g)            Representations and Warranties of Buyer and Parent. Buyer and Parent represent and warrant to Company as follows:

(a)            Buyer is duly organized and validly existing under the laws of West Virginia, and has the full corporate power and authority to enter into this Agreement and to carry out the transactions contemplated thereby. Buyer’s officers are or at Closing will be Joseph L. Williams - Acting President, Charles Crimmel – Secretary/Treasurer. The Board Chairman is Joseph L. Williams. Joseph L. Williams and Frank Lucente are the duly elected Directors.

(b)            Parent is duly organized and validly existing under the laws of Delaware, and has full corporate power and authority to enter into this Agreement and to carry out the transactions contemplated thereby. Its officers are Douglas V. Reynolds – President/Chief Executive Officer, R. Neil Riddle – Chief Operating Officer, and Charles P. Crimmel – Treasurer/Chief Financial Officer. The Board Chairman is Marshall T. Reynolds.

(c)            Neither the execution, delivery nor performance of this Agreement by Buyer or Parent will, with or without the giving of notice of the passage of time, or both, conflict with, result in a default or loss or rights under, or result in the creation of any lien, charge or encumbrance pursuant to any provision of their Articles of Incorporation or bylaws, or any mortgage, deed of trust, lease, license, agreement, understanding, law, order, or judgment, franchise, ordinance or decree to which Buyer or Parent is a party or by which it is bound. Buyer and Parent have the full power and authority to enter into this Agreement and to carry out the transactions contemplated hereby and this Agreement and Buyer's performance hereunder have been duly and validly authorized by all necessary corporate actions on the part of the Buyer and Parent and this Agreement constitutes the valid and binding obligation of the Buyer and Parent enforceable in accordance with its terms.

(d)           No Litigation.      Except as set forth on Schedule 7(d), there is no claim, legal action, suit, arbitration, governmental investigation or other legal, administrative or tax proceeding for which Buyer and Parent has received written notice, nor any other, decree or judgment, in progress, pending, or, to the best knowledge of Buyer and Parent, threatened against or relating to the Buyer and Parent which involves or affects the Purchased Assets or Business or the transactions contemplated by this Agreement.

(e)            Commitment. Buyer and Parent represent that they have the financial resources and credit commitments to close this transaction.

(f)            (1) SEC Documents. Parent has timely filed all documents (the “SEC Documents”) that it is and has been required to file with the SEC, including but not limited to, all periodic filings under the Securities Exchange Act of 1934, as amended (the “Exchange Act”). To Parent’s knowledge, all parties (other than as it applies to Parent) required to file any SEC Documents have timely filed all SEC Documents. As of their respective dates, the SEC Documents complied in all material respects with the requirements of the Securities Act or the Exchange Act, as the case may be, and the rules and regulations of the SEC promulgated thereunder applicable to the SEC Documents. None of the SEC Documents, at the time they were filed with the SEC, contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. As of the date of this Agreement, there are no outstanding or unresolved comments with the SEC with respect to the SEC Documents. Since the filing of the SEC Documents, no event has occurred that would require an amendment or supplement to any of the SEC Documents and as to which such an amendment has not been filed and made publicly available on EDGAR no less than two (2) days prior to the date this representation is made. None of the subsidiaries of Parent is required to file periodic reports with the SEC pursuant to Section 13 or 15(d) of the Exchange Act.

(2)            As of their respective dates, the consolidated financial statements of Parent and its subsidiaries (including all related notes or schedules) included or incorporated by reference in the SEC Documents complied as to form in all material respects with all applicable accounting requirements and all rules and regulations of the SEC with respect thereto. Such financial statements have been prepared in accordance with generally accepted accounting principles (“GAAP”) (except, in the case of unaudited quarterly statements, as permitted by Form 10-Q of the SEC or other rules and regulations of the SEC), consistently applied, during the periods involved (except (i) as may be otherwise indicated in such financial statements or the notes thereto, or (ii) as permitted by GAAP or Regulation S-X) and fairly present in all material respects the consolidated financial position of Parent and its subsidiaries as of the dates thereof and the consolidated results of their operations and cash flows for the periods then ended (subject, in the case of unaudited quarterly financial statements, to normal year-end adjustments).

(3)            Parent is in compliance in all material respects with (i) the provisions of the Sarbanes-Oxley Act of 2002, as amended, and the rules and regulations of the SEC promulgated thereunder (collectively, “Sarbanes-Oxley”) that are applicable to Parent and (ii) the rules and regulations of the OTC Markets that are applicable to Parent. With respect to each SEC Document on Form 10-K or 10-Q, each of the principal executive officer and the principal financial officer of Parent has made all certifications required by Rule 13a-14 or 15(d) under the Exchange Act and Sections 302 and 906 of the Sarbanes-Oxley Act with respect to such SEC Documents.

(4)            No material weaknesses exist with respect to the internal control over financial reporting of Parent that would be required to be disclosed by Parent pursuant to Item 308(a)(3) of Regulation S-K promulgated by the SEC that have not been disclosed in the SEC Documents as filed with or furnished to the SEC prior to the date of this Agreement. Parent has established and maintains disclosure controls and procedures and internal control over financial reporting (as such terms are defined in paragraphs (e) and (f), respectively, of Rule 13a-15 under the Exchange Act) as required by Rule 13a-15 under the Exchange Act, designed to ensure that information required to be disclosed by Parent in the reports that it files and submits under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the SEC’s rules and forms, including that information required to be disclosed by Parent in the reports that it files and submits under the Exchange Act is accumulated and communicated to management of Parent, as appropriate, to allow timely decisions regarding required disclosure. Parent has disclosed, based on its most recent evaluation, to Parent’s outside auditors and the audit committee of the Parent Board of Directors, (A) all significant deficiencies and material weaknesses in the design and operation of internal control over financial reporting which are reasonably likely to adversely affect in any material respect Parent’s ability to record, process, summarize and report financial data and (B) any fraud, whether or not material, that involves management or other employees who have a significant role in Parent’s internal control over financial reporting.

(5)            Neither Parent nor any of its subsidiaries nor, to Parent’s knowledge, any director, officer or employee, of Parent or any of its subsidiaries, has received or otherwise obtained any material complaint, allegation, assertion or claim, whether written or oral, regarding the accounting or auditing practices, procedures, methodologies or methods of Parent or any of its subsidiaries or their internal accounting controls, including any complaint, allegation, assertion or claim that Parent or any of its subsidiaries has engaged in questionable accounting or auditing practices. No attorney representing Parent or any of its subsidiaries, whether or not employed by Parent or any of its subsidiaries, has reported evidence of a material violation of securities laws, breach of fiduciary duty or similar violation by Parent or any of its subsidiaries or any of their respective officers, directors, employees or agents to the Parent Board of Directors or any committee thereof or to any director or officer of Parent pursuant to Section 307 of Sarbanes-Oxley, and the SEC’s rules and regulations promulgated thereunder.

(6)            There are no “off balance sheet arrangements” as defined in Item 303 of Regulation S-K under the Securities Act, to which Parent or any of its subsidiaries is a party.

(g)            Due Diligence. Buyer and Parent have completed their due diligence to their satisfaction.

(h)            Representations of Parent as to Common Stock. Buyer and Parent warrant and represent as follows:

(1)            The Shares to be issued to Members currently are the only unregistered shares issued by Parent.

(2)            The Shares to be issued to the Members are exactly the same as the shares that have been issued to Executives and Board Members (“EX/BOD”), except the Members Shares will be unregistered and the Shares of the EX/BOD are registered.

(3)            After six (6) months, completion and filing a Form 144, removal of the Legend by Parent, and subject to blackout periods, the Members’ Shares shall be fully marketable subject to the Trading Volume Formula, meaning the Shares can be sold subject to the maximum of one percent (1%) of all outstanding Parent Shares in any three (3) month period. There are currently 16,247,898 ESA Shares outstanding.

(4)            After removal of the legend, the Members’ Shares shall be as marketable and afford the Members the same rights as the common shares held by the EX/BOD.

(5)            Should Parent be listed on NASDAQ, the Members’ Shares shall not be affected by such listing.

h)             Non-Competition.      Concurrently with the execution and delivery of this Agreement the Company and each of its Members shall enter into a Non-Competition Agreement, in substantially the forms attached hereto as Exhibit D. The separate Non-Competition Agreements entered into by Un Kyung Corns, David E. Corns and Rob Roy Walters, Jr. and Company shall remain in full force and effect except that it shall not be a violation of those Non-Competition Agreements or any non-competition agreements entered into by any such individual with Company for said individuals to be employed by Buyer or retained as a consultant on terms and conditions to be agreed at least ninety (90) days after Closing or an entity related to Buyer or Parent.

All employment or consulting agreements shall contain a provision whereby Buyer and Parent waive any potential conflicts of interest or duties of loyalty and care or conflict of interest howsoever relating in any way to the transactions contemplated herein or transacting post-closing business with MoZack Ready Mix Assets.

i)            Conditions Precedent to Buyer's and Parent’s Obligations. All obligations of Buyer and Parent under this Agreement are subject, at the option of Buyer and Parent, to the satisfaction and fulfillment of each of the following conditions at or prior to Closing. Buyer and Parent may waive any or all of these conditions in whole or in part without prior notice; provided, however, that no such waiver of a condition shall constitute a waiver by Buyer or Parent of any of their other rights or remedies at law or in equity, if the Company shall be in default of any of its representations, warranties or covenants under this Agreement. The Company agrees to use its best efforts to fulfill each such condition:

(a)            The representations and warranties of the Company contained herein and in any document or certificate delivered pursuant to this Agreement shall be true and correct as of the date of this Agreement, and shall be true and correct on and as of the Closing Date with the same force and effect as though made on and as of the Closing Date.

(b)            The Company shall have performed all of its obligations and agreements and complied with all covenants and conditions contained in this Agreement to be performed or complied with on or before the Closing Date.

(c)           The Company shall have obtained all necessary consents or approvals, of other persons or Parties, to the assignment of all contracts to be assigned to Buyer pursuant hereto.      Form Assignment Agreements for the Tennessee Lease and WVAW Contract are attached hereto respectively as Exhibits E and F.

(d)            Company shall deliver to Buyer bills of sale, endorsements, certificates of title, assignments and other good and sufficient instruments of conveyance, transfer and assignment as shall be effective to vest in Buyer good and marketable title in and to the Purchased Assets transferred pursuant to this Agreement, free and clear of all security interests, liens, charges and encumbrances of any nature whatsoever.

(e)            Between the date of this Agreement and the date of Closing, there shall have been no material adverse change in the assets, operations or Business of the Company.

(f)            The Non-Competition Agreements described in Section 8 of this Agreement, duly and properly executed, shall be delivered to Buyer.

(g)           Company and Buyer shall deliver to each other copies of resolutions authorizing and approving the execution and consummation of the transactions contemplated hereby. (h)      There shall not be any pending or threatened arbitration, litigation or administrative proceeding against or affecting any Member, the Company, Buyer director, officer, agent, employee or affiliate of any of the foregoing or to which any properties or rights of the Company or Buyer is subject, which (a) is likely to have a material adverse effect on the Purchased Assets or Business to be sold hereunder to the Buyer or (b) would prohibit or set aside the transactions contemplated by this Agreement.

(i)            The approval of and consent to the transactions contemplated hereby shall have been given prior to the Closing Date by the regulatory agencies, federal and state, whose approval or consent is required, and all notice periods, waiting periods, delay periods and all periods for review, objection or appeal of or to any of the consents, approvals, or permissions required by law with respect to the consummation of this Agreement shall have expired. Such approvals shall not be conditioned or restricted in a manner which, in the judgment of Buyer, materially adversely affects the economic assumptions of the transactions contemplated hereby so as to render inadvisable consummation of the Agreement.

(j)            The approvals, consents and permissions referred to in subparagraph (j) hereof shall not have required the divestiture or cessation of any significant part of the present operations conducted by Buyer or the Company, and shall not have imposed any other condition, which divestiture, cessation or condition Buyer reasonably deem to be materially disadvantageous or burdensome.

j)              Conditions to Closing by Company. The obligations of Company under this Agreement are, at the option of Company, subject to the satisfaction, at or prior to the Closing Date, of each of the conditions set forth below in this Section 10. Company may waive any or all of these conditions in whole or in part without prior notice; provided, however, that no such waiver of a condition shall constitute a waiver by Company of any of its other rights or remedies at law or in equity if Buyer or Parent shall be in default of any of its representations, warranties or covenants under this Agreement.

(a)            All proceedings taken in connection with the transactions contemplated hereby, and all instruments and documents incident thereto shall be reasonably satisfactory in form and substance to counsel for Company.

(b)            The representations and warranties of Buyer or Parent made in this Agreement and in any document or certificate delivered pursuant to this Agreement shall be true and correct as of the date of this Agreement and shall be true and correct on and as of the Closing Date with the same effect as though such representations and warranties had been made on and as of the Closing Date.

(c)            Buyer and Parent shall have fully performed and complied with all covenants and agreements to be performed and complied with by Buyer and Parent on or before the Closing Date.

(d)            Company, Buyer and Parent shall deliver to each other copies of resolutions authorizing and approving the execution and consummation of the transactions contemplated hereby.

(e)            There shall not be any pending or threatened arbitration, litigation or administrative proceeding against or affecting the Company, Buyer, Parent, Member or any director, officer, agent, employee or affiliate of any of the foregoing or to which any properties or rights of the Company, Buyer or Parent is subject, which (i) is likely to have a material adverse effect on the Business or any Purchased Assets to be sold hereunder or the Buyer or Parent or (ii) would prohibit or set aside the transactions contemplated by this Agreement.

k)             Termination of Agreement.

(a)            Grounds for Termination. This Agreement and the transactions contemplated hereby may be terminated at any time prior to the Closing Date:

(i)            By mutual consent in writing of all parties hereto; or

(ii)            By Parent if there has been a material misrepresentation or breach of warranty in the representations and warranties of Company set forth herein not materially cured by Company within thirty (30) days after written notice of same from Parent, or by Company if there has been a material misrepresentation or breach of warranty in the representations and warranties of Buyer or Parent set forth herein not materially cured by Buyer or Parent within thirty (30) days after written notice of same from Company; or

(iii)           By either Company, Buyer or Parent upon written notice to the other if any regulatory agency whose approval of the transactions contemplated by this Agreement is required denies such application for approval by final order or ruling (which order or ruling shall not be considered final until expiration or waiver of all periods for review or appeal); or

(iv)           By either Company, Buyer or Parent upon written notice to the other if any condition precedent to such party’s performance hereunder is not satisfied or waived; or

(v)            By either Company, Buyer or Parent if the transactions contemplated by the Agreement shall violate any non-appealable final order, decree or judgment of any court or governmental body having competent jurisdiction; or

(vi)           By either Company, Buyer or Parent upon the bankruptcy or assignment for the benefit of creditors of either the Company, Buyer or Parent, or

(vii)          By the Company, Buyer or Parent in the event that Closing shall not have occurred by April 30, 2022, if the failure to consummate the transaction contemplated hereby on or before such date is not caused by any willful breach of this Agreement by the party electing to terminate pursuant to this Section 11(a)(vii).

(viii)         By either Company or Buyer, if prior to Closing, West Virginia American Water advises that the proposed transactions will harm the business relationship of Buyer, Parent (or any of its affiliated companies) or Company with West Virginia American Water.

(b)            Effect of Termination. In the event of the termination and abandonment of this Agreement pursuant to Section 11 of this Agreement, this Agreement shall become void and have no effect, and none of the Company, the Buyer, the Shareholders, Members or any of the officers or directors of any of them shall have any liability of any nature whatsoever under this Agreement, except that the provisions of this Section 11(b), Section 11(c) and Section 14 of this Agreement shall survive any such termination and abandonment.

(c)            Return of Information. In the event of the termination of this Agreement for any reason, each party shall deliver to the other party, and shall require each of its officers, agents, employees and independent advisers (including legal, financial and accounting advisers) to deliver to the other party all documents, work papers, and other material obtained from such other party relating to the transactions contemplated hereby, whether obtained before or after the execution hereof. Each party agrees that notwithstanding any other provision contained in this Agreement, the undertakings and covenants regarding confidentiality shall survive termination of this Agreement.

l)              Additional Documents and Acts after Closing.

(a)            From time to time, at the Buyer's, Company's or Parent’s request, whether at or after Closing, and without further consideration, the Company, Buyer or Parent, as the case may be, will at their own expense execute and deliver such further instruments of conveyance and transfer and take such other action as may be reasonably requested to more effectively convey and transfer to the Buyer any of the property to be sold hereunder, and will assist the Buyer in the collection or reduction to possession of such property.

(b)            Seller shall file a name change certificate with the West Virginia Secretary of State within ten (10) days after Closing.

m)            Non-Assumption of Liability.      It is understood and agreed that the Buyer is not assuming in any way whatsoever any liability of Company of any kind whatsoever except those liabilities expressly assumed in Schedule 5(h) – Total Assumed Liabilities.

n)            Indemnification.

(a)            Company. Without limiting any other right of indemnification or any other cause of action, Company and each Member shall defend, indemnify and hold Buyer and Parent harmless from and against any and all losses, liabilities, damages, costs, claims, judgments and expenses (including attorney's fees) arising out of or resulting from:

(i)            Any material breach of warranty or misrepresentation by Company contained herein, or the nonperformance of any covenant or obligation to be performed by Company or from any material misrepresentation, omission or inaccuracy in any schedule, exhibit, certificate, instrument or paper delivered or to be delivered by Company or Member hereunder in connection with the transactions herein contemplated;

(ii)            Any liability not disclosed in writing to Buyer prior to Closing arising out of the conduct of Company's Business prior to the Closing Date, including but not limited to, any product or service warranty claims arising after the Closing Date for services rendered or products sold before the Closing Date (other than liabilities accruing after the Closing Date with respect to agreements or obligations specifically assumed by Buyer) as well as any claim by any creditor of Company;

(iii)            Any material claim which may be asserted against Buyer or any of the Purchased Assets being sold hereunder, by any of Company's employees, independent contractors or agents with respect to liabilities incurred by or on Company's behalf prior to their termination by Company;

(iv)            Any attempt (whether or not successful) by any person to cause or require Buyer to pay or discharge any debt, obligation or liability relating to the Company other than any liability specifically assumed by Buyer hereunder; and

(v)            Any liability arising out of or in connection with Company's termination of its employees.

(b)            Buyer's Indemnity. Without limiting any other right of indemnification or any other cause of action, Buyer and Parent shall indemnify and hold Company and each Member forever harmless from and against any and all losses, liability, damages, costs, claims, judgments and expenses (including attorney's fees) whatsoever arising out of or resulting from:

(i)            Any material breach of warranty or misrepresentation by Buyer or Parent contained herein, or the non-performance of any covenant or obligation to be performed by Buyer or Parent or from any material misrepresentation, omission or inaccuracy in any schedule, exhibit, certificate, instrument or paper delivered or to be delivered by Buyer or Parent hereunder in connection with the transactions herein contemplated; or

(ii)            the conduct of Business utilizing the Purchased Assets from and after the Closing Date.

(c)            Indemnification Limitations. Notwithstanding any other provision in this Agreement:

(i)            The Indemnifying Party hereunder shall have the right to control the defense of any claim or proceeding by any third party as to which it shall have acknowledged its obligation to indemnify the other party, and the Indemnified Party hereunder shall not settle or compromise any such claim or proceeding without the written consent of the Indemnifying Party, which consent shall not unreasonably be withheld or delayed. The Indemnified Party may in any event participate in any such defense, with its own counsel and at its own expense; and

(ii)            Nothing herein shall be construed as granting a right of indemnification in any party hereto in respect of any (A) losses any party may have arising out of the allocation of the purchase price or (B) in respect of any consequential damages.

o)            Risk of Loss.      Company shall assume all risk of loss to the Purchased Assets covered by this Agreement until the Closing Date and the transfer of Purchased Assets contemplated hereunder except either the Buyer or the Company shall have the option to determine whether to cancel this Agreement or adjust the sales price in the event of uninsured losses in excess of $100,000.00. Buyer has the risk of loss after the Closing Date.

p)            Brokerage. The Company and Members represent and warrant to the Buyer and Parent, and Buyer and Parent represent to Company and Members that all negotiations relative to this Agreement have been carried on by the Parties hereto directly without the intervention of any other person on its behalf; that neither the Company, Buyer nor Parent has incurred any liability for finder's, agents or brokerage fees, commissions or compensation in connection with this Agreement or the transactions contemplated hereby, and the Company, Buyer or Parent shall indemnify the other, as the case may be, and hold the other harmless against and in respect of any claim for such relative to this Agreement, or to the transactions contemplated hereby, and also in respect of all expenses of any character incurred by them in connection with this Agreement or such transactions.

q)            Survival of Representations, Warranties and Agreements. All statements contained in any certificate or other instrument delivered by or on behalf of the Company or Member pursuant hereto, or in connection with the transactions contemplated hereby, shall be deemed representations and warranties by the Company hereunder. All representations, warranties, agreements and indemnities made by the Company, Buyer and Parent in this Agreement, or pursuant hereto, shall survive the Closing Date and any investigation at any time made by or on behalf of the Buyer or Company for a period of five (5) years after the Closing Date. It is specifically understood that the Non-Disclosure Agreement dated August 12, 2020 shall survive Closing. The representations as to the SEC Documents set forth in paragraph 7(f) shall remain in full force and effect as long as the Members own Parent Common Stock and/or a Member is an Officer or Director of Parent or Buyer. Buyer and Parent affirmatively agree to forthwith advise the Members if any of these representations become untrue.

r)             Benefit. This Agreement shall be binding upon and inure to the benefit of the Parties hereto and their respective successors and assigns.

s)            Modification.      This Agreement cannot be modified, changed, discharged, or terminated, except by a writing signed by the Parties hereto.

t)             Nonwaiver. No waiver of any breach or default hereunder shall be considered valid unless in writing and signed by the party giving such waiver, and no such waiver shall be deemed a waiver of any subsequent breach of default of the same or similar nature.

u)            Entire Agreement. This Agreement and the agreements specifically referred to herein constitute the entire agreement among the Parties hereto and supersede all prior agreements and understandings, oral and written, among the Parties hereto or their assignors with respect to the subject matter hereof.

v)            Descriptive Headings. Descriptive headings used in this Agreement are for convenience only and shall not control or affect the meaning or construction of any provision of this Agreement.

w)            Notices. All notices or other communications which are required or permitted hereunder shall be in writing and shall be sufficient if delivered or mailed by registered or certified mail, postage prepaid, sent by telex or telegram, or delivered by hand, and shall be effective upon delivery to the following addresses or such other address as the appropriate party may advise each other party hereto.

If to the Company:	Tri-State Paving & Sealcoating, LLC
3384 Teays Valley Road
Hurricane, West Virginia 25213
davidcorns@outlook.com

Attention:	David E. Corns

Copy to:	Hon. John A. Webb

8864 Mustang Island Circle
Naples, Florida 34113
jaw.whlaw@gmail.com

If to the Buyer:	Tri-State Paving Acquisition Company
75 3rd Avenue
Huntington, West Virginia 25701
Attention:	Charles Crimmel
ccrimmel@esa-c.com

Copy to:	Dinsmore & Shohl, LLP
611 Third Avenue
Huntington, West Virginia 25701
Attention:	Daniel J. Konrad, Esquire
daniel.konrad@dinsmore.com

x)              Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same Agreement.

y)             Binding Nature; Assignments. This Agreement is binding upon, and inures to the benefit of, the Parties hereto and their respective heirs, successors and assigns. This Agreement may not be assigned by any party hereto without the prior written consent of the other Parties to be bound thereby, except that Parent may assign this Agreement to any affiliate of Parent. Except as otherwise expressly stated in this Agreement, nothing contained herein shall be construed to confer any right or cause of action on any person other than the Parties hereto, and their respective successors and permitted assigns.

z)             Governing Law and Venue. This Agreement shall be governed by, and construed in accordance with, the laws of West Virginia.

aa)           Legal Fees and Expenses; Other Expenses. Each of the Parties hereto will pay its own fees and expenses incurred in connection with review of this Agreement and related documents and the consummation of the transactions therein contemplated, including, without limitation, all legal fees.

bb)          Invalid Provisions. The invalidity or unenforceability of any particular provision of this Agreement shall not affect the other provisions hereof, and this Agreement shall be construed in all respects as if such invalid or unenforceable provision were omitted.

29.           Attorney’s Fees. Should either party to this Agreement prevail by a final unappealable judgment in any judicial or arbitral action to enforce any right under this Agreement, the non-prevailing party shall be liable to the prevailing party for the prevailing party’s reasonable attorneys’ fees and costs of litigation.

30.           Dispute Resolution and Venue. If a dispute arises out of or relates to this Agreement or its breach, the Parties shall endeavor to settle the dispute through direct discussion. Within ten (10) business days, the Parties’ representatives, who shall possess the necessary authority to resolve such matter and who shall record the date of first discussions, shall conduct direct discussions and make a good faith effort to resolve such dispute. Disputes between the Parties not resolved by direct discussion shall be submitted to mediation. The Parties shall select the mediator within fifteen (15) days of the written request for mediation. Engaging in mediation is a condition precedent to any form of binding dispute resolution or litigation. The Parties shall split the cost of the mediator. If the Parties cannot agree on a mediator, they shall request a judge in the venue jurisdiction to name one. Any and all actions of law, suits in equity, or other judicial proceedings for any breach of enforcement of this Agreement, or of any provision hereof, shall be instituted and maintained only in a court of competent jurisdiction located in Putnam County, West Virginia, the County and State where this Agreement has been made and entered into, or in the U.S. District Court for the Southern District of West Virginia, and each party hereby waives any right to any change of venue.

31.            Lease with Purchase Option.

(a)            Attached as Schedule 31 is a copy of the August 22, 2017 Lease (“Current Lease”) for the Seller’s shop at 3384 Teays Valley Road, Hurricane, West Virginia 25526 (“Office Property”). Within ten (10) days after execution, Seller shall exercise its option to purchase the Office Property and make diligent efforts to conclude that Transaction prior to Closing or as soon as possible after Closing.

(b)           Upon acquisition of the Office Property, Seller and Buyer, shall enter into a Lease (“Lease”) upon similar terms as the Current Lease with the following exceptions/additions:

(i)             Three (3) year term at current rate;

(ii)            Buyer shall have an option to purchase at Nine Hundred Fifty Thousand Dollars ($950,000.00) for the term of the Lease and will be credited One Thousand Dollars ($1,000.00) per month toward the purchase price for each monthly it occupies the Office Property and pays rents; and

(iii)           During the term of the Lease, and as long as Seller owns the MoZack Ready Mix Assets, as additional rent, Buyers shall provide Seller administrative services for its MoZack Ready Mix Assets. The form of an Administrative Services Agreement is attached as Exhibit K.

(c)            A form Lease with Purchase Option is attached as Exhibit L.

(d)           Any real property owned by Seller at or after Closing shall be an Excluded Asset.

32.           Sample Parent Stock Certificate. Attached as Exhibit M are samples of the Parent Stock Certificates to be issued to Members at Closing.

IN WITNESS WHEREOF, the Parties have executed this Agreement, on this 6th day of April 2022.

TRI-STATE PAVING & SEALCOATING, LLC
a West Virginia limited liability company

By	/s/David E. Corns
Its: Member

By	/s/Un Kyung Corns
Its: Member

TRI-STATE PAVING ACQUISITION COMPANY,
a West Virginia corporation

By	/s/Charles Crimmel
Its: Secretary

ENERGY SERVICES OF AMERICA CORPORATION,
a Delaware corporation

By	/s/Douglas Reynolds
Its: President

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